EXHIBIT 99.1

Johns Manville

Employees 401(k) Plan

Plan Number 005/EIN 84-0856796

Financial Statements as of December 31, 2018 and 2017

and for the year ended December 31, 2018,

Supplemental Schedules as of and for the Year Ended

December 31, 2018, and Report of Independent

Registered Public Accounting Firm

JOHNS MANVILLE EMPLOYEES 401(K) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1-2

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2018 and 2017	3

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2018	4

Notes to Financial Statements	5–13

SUPPLEMENTAL SCHEDULES:	14

Form 5500, Schedule H, Part IV, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2018	15

Form 5500, Schedule H, Part IV, Question 4a — Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2018	16

NOTE:   All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Johns Manville Employees 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Johns Manville Employees 401(k) Plan (the “Plan”) as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedules

The supplemental schedule of assets (held at end of year) as of December 31, 2018 and schedule of delinquent participant contributions for the year ended December 31, 2018 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

June 28, 2019

We have served as the auditor of the Plan since 2001.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS:
Participant-directed investments in Master Trust — Plan’s interest in Master Trust	$499,502,096	$535,417,216

Receivables:
Notes receivable from participants	9,784,564	9,877,060
Participant contributions	-	824
Employer contributions	5,342,703	5,257,188

Total receivables	15,127,267	15,135,072

Total assets	514,629,363	550,552,288

NET ASSETS AVAILABLE FOR BENEFITS	$514,629,363	$550,552,288

See notes to financial statements.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2018

2018
ADDITIONS:
CONTRIBUTIONS:
Participant contributions	$19,818,059
Rollover contributions	3,063,992
Employer contribution	13,085,459

Total contributions	35,967,510

PLAN’S INTEREST IN MASTER TRUST INVESTMENT INCOME:
Dividends and interest	18,175,835
Net depreciation in fair value of investments	(43,879,992)

Plan’s interest in Master Trust investment loss	(25,704,157)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	478,605

DEDUCTIONS:
Benefits paid to participants	45,967,453
Administrative expenses, net of revenue sharing	109,651

Total deductions	46,077,104

DECREASE IN NET ASSETS BEFORE PLAN TRANSFERS	(35,335,146)

NET TRANSFERS OUT OF PLAN	(587,779)

DECREASE IN NET ASSETS	(35,922,925)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	550,552,288

End of year	$514,629,363

See notes to financial statements.

JOHNS MANVILLE EMPLOYEES 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE YEAR ENDED DECEMBER 31, 2018

1.	DESCRIPTION OF THE PLAN

General — The following description of the Johns Manville Employees 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan sponsored by Johns Manville Corporation and offered through its wholly owned subsidiary, Johns Manville (the “Company”). The Plan provides eligible employees a convenient means for regular and systematic savings with several investment options. The investments of the Plan are maintained in the Johns Manville Master Trust (the “Master Trust”). Fidelity Management Trust Company (“Fidelity” or the “Trustee”), the trustee of the Plan, administers, manages, and reports the Plan’s investment transactions.

Investments — Participants direct the investment of their contributions into the various funds offered by the Plan. The Plan offers mutual funds, target date common collective trust funds and a unitized stock fund through the Master Trust.

Contributions — Pre-Tax Contributions — Eligible employees may contribute to the Plan through a reduction in salary on a pretax basis from 1% to 75% of Pensionable Wages (defined generally as regular fixed compensation, plus commissions, annual bonuses, and overtime pay).

Contributions — After-Tax Contributions — Employees may elect to contribute 1% to 9% of eligible salary on an after-tax basis regardless of the percentage of pretax contributions.

Company Contributions — The Company contribution is based on a 50% fixed match on the first 6% of pre-tax employee contributions up to a maximum of 3% of eligible compensation, plus up to 50% variable match based on the operating performance of the Company and management’s sole discretion. The Company may also, at its sole discretion, contribute an additional variable match of up to 1% of pensionable wages if the participant is contributing between 6% and 7% in pre-tax contributions.

Company contributions of $5,342,703 and $5,257,188 related to the Company’s variable match were accrued for as of December 31, 2018 and 2017, respectively. Voluntary after-tax contributions, catch-up contributions and rollover contributions are not matched by the Company. The Company’s annual contribution made on behalf of any one employee is subject to certain maximums as specified in the Plan and regulated by the Internal Revenue Service (IRS).

Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Contributions are subject to certain Internal Revenue Code (IRC) limitations.

Contribution Limitations — Contributions to the Berkshire Hathaway Class B Unitized Stock Fund (Berkshire Fund), an investment option of the Plan that invests in common stock of the parent company of the sponsoring employee, cannot exceed 25% of their contributions or total value of their account.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution, the Company’s matching contribution, and allocations of the Company’s discretionary contributions, participant forfeitures and Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Participants may change their deferral percentage of authorized payroll deductions at any time in accordance with administrative notice requirements.

Eligibility — Full-time salaried employees, and nonunion hourly employees at participating locations are eligible to become Plan participants on the first day of employment or immediately upon reemployment, if previously an eligible employee. If the employee is part-time, such employee becomes eligible to participate in the Plan on the first payroll date on or after their first anniversary of employment or immediately upon reemployment, if previously an eligible employee.

The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan 90 days following their dates of hire unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at 3% of eligible compensation and their contributions are invested in the T. Rowe Price Retirement Date Trusts that align with their years of birth until changed by the participant.

Vesting — Participant contributions and earnings thereon vest to the participant immediately. Company contributions and the earnings thereon vest 100% to the participant after three years of service.

Withdrawals — Active employees may take a distribution of their vested Company matching contributions according to the provisions of the Plan. Company matching contributions must have been in the Plan for at least 24 months or the member must have a minimum five years participation to qualify for an in-service distribution. All other vested amounts (except those relating to participant pre-tax and conversion contributions and earnings thereon) may be withdrawn by the participant at any time subject to the maximum number of withdrawals available. For eligible contributions made to the Plan prior to July 1, 2010, participants can take up to four in-service withdrawals from their vested account balance in any plan year. For eligible contributions made to the Plan on and after July 1, 2010, participants can take one in-service withdrawal from their vested account balance during the calendar year. Employee pre-tax contributions and earnings thereon may not be withdrawn until the participant attains age 59-1/2, leaves the Company, or furnishes satisfactory proof of financial hardship. Rollover contributions are available for immediate withdrawal. Conversion contributions are not eligible for withdrawal. The minimum amount per non-hardship in-service withdrawal is $200. Effective October 29, 2018, the Plan was amended to allow for payments from the Berkshire Fund to be distributed in shares of common stock, in accordance with the participant’s election.

If a participant’s employment is terminated for reasons other than death, disability, or retirement, the participant forfeits any unvested Company contributions and applicable earnings. Participants with vested balances (excluding rollover contributions) greater than $5,000 can elect to defer distribution of their account until the minimum required distribution rules apply. All other participants are subject to a lump sum payout or rollover to Fidelity Individual Retirement account. If the participant dies before receiving a full distribution of their account, the vested portion must be distributed to the designated beneficiary no later than December 31 of the calendar year containing the fifth anniversary of the participant’s death.

Hardship withdrawals are subject to six months suspension of participant contributions. Suspension does not occur if the withdrawal is limited to after-tax contributions and the related earnings thereon.

Notes Receivable from Participants — The Plan’s loan provisions allow participants to borrow up to 50% of the value of their vested account balances; however, in no event within the previous 12-month period can the participant’s aggregate loan balance exceed $50,000. All loans are collateralized by the participant’s account balances and bear interest at 1% over the prime rate as of the last day of the month preceding the loan withdrawal. Interest rates on participant loans range from 4.25% to 10.50% and have maturity dates through 2044. Principal and interest are paid ratably through payroll deductions.

Forfeited Accounts — Forfeitures serve to reduce future contributions from the Company. As of December 31, 2018 and 2017, the forfeitures account balances were $107,391 and $97,927, respectively. During 2018, employer contributions were reduced by $465,781 from forfeited nonvested accounts. If a participant is not rehired by the Company and does not make a withdrawal, the nonvested accounts will be forfeited after five years, or upon a total distribution if earlier. A participant who takes a total distribution and is subsequently rehired by the Company within five years has the option of repaying to the Plan, within five years of the reemployment date, cash in one lump-sum equal to the full amount received from the Plan at termination. If such repayment is made, the Company will restore to the participant’s account, the amounts previously forfeited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of the financial statements in conformity with GAAP requires Plan management to make estimates and assumptions that affect the amounts reported in these financial statements, including disclosures of contingent liabilities. Actual results may differ from those estimates and assumptions.

Risks and Uncertainties — The Plan provides various investment options to participants. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation of Master Trust Fund and Income Recognition — Investments are stated at fair value. Fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s interest in the Master Trust is presented at fair value, which has been determined based on the fair value of the underlying investments of the Master Trust. The Master Trust invests in mutual funds, collective trust funds, and the Berkshire Fund. See Note 8 for a description of the fair value methodology by investment type.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Administrative Expenses — In general, as provided in the Plan document, all expenses incurred in connection with administering the Plan, including but not limited to legal, accounting, and consulting fees, will be paid by the Plan, at the discretion of the Benefits Committee, except to the extent such expenses are paid by the Company.

The Plan is permitted to require Participants to pay certain fees in connection with the operation of the Plan from individual Participant accounts. As a result, each Participant’s account is charged an annual fee to help cover the cost of Plan administration. The annual fees were $62 in 2018. The Plan also has a revenue- sharing agreement whereby certain investments return a portion of the investment fees to participants who hold investments in the funds generating the credits. For the year ended December 31, 2018 revenue credits of $241,690 were applied to individual participant accounts that invested in the funds generating the revenue credits. The Plan held undistributed revenue credits of $479,324 and $473,968, as of December 31, 2018 and 2017, respectively.

Payments of Benefits — Benefit payments to participants are recorded upon distribution. There were no participants, who have elected to withdraw from the Plan, but have not yet been paid as of December 31, 2018 and 2017.

Transfers — Along with the Plan, the Company sponsors a Johns Manville Hourly Employees 401(k) Plan (the “Hourly Employees Plan”) for hourly employees. If employees change their union status during the year, they may elect to transfer their account balance into the corresponding plan. For the year ended December 31, 2018 plan transfers reported in the statement of changes in net assets available for benefit to the Hourly Employees Plan were $587,779.

New Accounting Standards — In February 2017, the Financial Accounting Standards Board (“FASB”) issued ASU 2017-06, Employee Benefit Plan Master Trust Reporting (ASU 2017-06). ASU 2017-06 clarifies presentation requirements for a plan’s interest in a master trust and requires more detailed disclosures of the plan’s interest in the master trust. ASU 2017-06 is effective for annual periods beginning after December 15, 2018, and early adoption is permitted. Reporting entities are required to adopt this standard retrospectively. We are currently evaluating the impact this standard will have on the Plan’s financial statements.

3.	INTEREST IN MASTER TRUST

Certain of the Plan’s investment assets are held in a trust account at the Trustee and consist of an undivided interest in an investment account of the Johns Manville Corporation DC Master Trust (the “Master Trust”), a master trust established by the Company and administered by the Trustee. Use of the Master Trust permits the commingling of trust assets with the assets of the Johns Manville Hourly Employees 401(k) Plan for investment and administrative purposes. Although assets of both plans are commingled in the Master Trust, the Trustee maintains supporting records for the purpose of allocating the net gain or loss of the investment account to the participating plans. The net investment income and administrative expenses are allocated by the Trustee to each participating plan based on the relationship of the interest of each plan to the total of the interests of the participating plans.

The assets of the Master Trust as of December 31, 2018 and 2017 are summarized as follows:

	2018	2017
Investments:
Mutual funds	$340,481,459	$372,385,888
Collective Trust funds	256,881,264	270,130,811
Berkshire Fund	29,574,290	30,066,681

Total investments	626,937,013	672,583,380

Notes receivable from participants	18,552,913	18,175,531

Total net assets	$645,489,926	$690,758,911

Plan’s interest in the Master Trust as a percentage of the total	78.90%	78.94%

Activity of the Master Trust for the year ended December 31, 2018 is summarized as follows:

2018
ADDITIONS:
Contributions	$51,527,965
Dividends and interest — mutual funds	22,281,360
Net depreciation in fair value of investments	(54,830,910)
Interest income on notes receivable from participants	893,883

Total additions	19,872,298

DEDUCTIONS:
Benefits paid to participants	64,860,955
Administrative expenses, net of revenue sharing	280,328

Total deductions	65,141,283

DECREASE IN NET ASSETS	(45,268,985)
TOTAL NET ASSETS AT THE BEGINNING OF THE YEAR	690,758,911

TOTAL NET ASSETS AT THE END OF THE YEAR	$645,489,926

4.	FEDERAL INCOME TAX STATUS

The IRS has determined and informed the Company by a letter dated January 26, 2018 that the Plan and related trust were designed in accordance with the applicable regulations of the IRC requirements. During the 2018 plan year, the Plan had certain operational and administrative issues occur. To prevent the Plan from incurring a qualification defect, the Plan’s sponsor has taken the necessary corrective action in accordance with the acceptable correction methods of the Employee Plans Compliance Resolution System (EPCRS). The Plan Sponsor believes the Plan has maintained its tax-exempt status. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated by the Company, participant accounts would become fully vested. The assets of the Plan would be distributed to the participants based on their account balances. In addition, any previously forfeited amounts that had not been applied to reduce Company contributions would be credited ratably to the accounts of the participants remaining in the Plan at the time of such termination.

6.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds, a money market fund, and a common collective trust fund managed by Fidelity. Fidelity is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund within the Master Trust.

As of December 31, 2018, and 2017, the Master Trust held 739,639 units and 774,964 units, respectively, of the Berkshire Fund with a cost basis of $17,598,299 and $17,047,696, respectively. The Berkshire Fund holds 138,887 and 145,362 shares of Berkshire Hathaway Class B common stock, related parent company of the sponsoring employer, with a cost basis of $13,038,205 and $13,217,659 as of December 31, 2018 and 2017, respectively. The Plan owns approximately 79% of the Berkshire Fund.

7.	NONEXEMPT PARTY-IN-INTEREST TRANSACTION

The Company remitted participant contributions of $101,522 and loan repayments of $39,058 for a total of $140,580 for Plan year 2018 to the Trustee later than required by Department of Labor (DOL) Regulation 2510.3-102. The Company filed Form 5330 with the IRS and paid the required excise tax on the transactions for Plan year 2018 by the applicable due dates. In addition, participant accounts were credited with the amount of investment income that would have been earned had the participant contributions been remitted on a timely basis.

8.	FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures, established a single authoritative definition of fair value, set a framework for measuring fair value, and requires additional disclosures about fair value measurements. In accordance with ASC 820, the Master Trust classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Master Trust’s policy is to recognize significant transfers between levels at the end of the reporting period.

Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The following is a description of the valuation methodologies used for assets measured at fair value.

Berkshire Fund - The Berkshire Fund is a unitized stock fund and operates similar to a mutual fund, in that the fund is comprised of Berkshire Hathaway Class B stock and a small percentage of cash. The inclusion of cash provides liquid assets to allow for the daily processing of transfers, loans and withdrawals. The value of a unit in the fund is based on the Net Asset Value (NAV), which is the value of the underlying common stock and short-term cash position held by the fund, divided by the number of units outstanding. Therefore, the NAV of the fund (the “unit price”) will, as a rule, be different from the closing price of the underlying stock on the applicable exchange. The individual assets of the stock fund are generally considered separately as individual investments for accounting, auditing and financial statement reporting purposes. The market value of the common stock portion of the Berkshire Fund is based on the closing market price of the Berkshire stock at quoted market prices times the number of shares held in the fund.

Collective trust funds – Valued at the net asset value of units of a collective trust. The net asset value as provided by the trustee is used as a practical expedient to estimate fair value. The net asset value is based on the fair value of the underlying investments held by the fund less liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported net asset value. Participant transactions (purchased and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the Master Trust in order to ensure that securities liquidation will be carried out in an orderly business manner.

Mutual funds – Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The following tables set forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value on a recurring basis as of December 31, 2018 and 2017.

	Fair Value Measurements as of December 31, 2018, Using

	Level 1	Level 2	Level 3	NAV	Total
Berkshire Fund:
Common Stock	$ 28,357,948	$ -	$ -	$ -	$ 28,357,948
Money Market	1,216,342	-	-	-	1,216,342
Total Berkshire Fund	29,574,290	-	-	-	29,574,290

Collective trust funds	-	-	-	256,881,264	256,881,264

Mutual funds	340,481,459	-	-	-	340,481,459

Total	$370,055,749	$ -	$ -	$256,881,264	$626,937,013

	Fair Value Measurements as of December 31, 2017, Using

	Level 1	Level 2	Level 3	NAV	Total

Berkshire Fund	$ -	$ -	$ -	$ 30,066,681	$ 30,066,681

Collective trust funds	-	-	-	270,130,811	270,130,811

Mutual funds	372,385,888	-	-	-	372,385,888

Total	$372,385,888	$ -	$ -	$300,197,492	$672,583,380

The valuation methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

There are no unfunded commitments, in addition, there are no other redemption restrictions related to the Master Trust’s holding of the various Collective Trust Funds.

The following table for December 31, 2018 and 2017, sets forth a summary of the Master Trust investments with a reported net asset value (NAV).

2018	Fair Value	Redemption Frequency	Redemption Notice Period

Collective Trust Funds	$256,881,264	Immediate	None

2017

Berkshire Fund	$ 30,066,681	Immediate	None

Collective Trust Funds	$270,130,811	Immediate	None

9.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits as of December 31, 2018 per the financial statements to the Form 5500:

2018
Net assets available for benefits per the financial statements	$514,629,363
Transfer in from IIG Plan	14,264,612
Net assets available for benefits per the Form 5500	$528,893,975

The following is a reconciliation of plan transfers as of December 31, 2018 per the financial statements to the Form 5500:

2018
Plan transfers per the financial statements	$ (587,779)
Transfer in from IIG Plan	14,264,612
Net plan transfers per the Form 5500	$ 13,676,833

10.	SUBSEQUENT EVENTS

The Company’s wholly-owned subsidiary, Industrial Insulation Group LLC (IIG), also sponsored the Industrial Insulation Group LLC 401(k) Retirement Plan (IIG Plan), a defined contribution plan covering employees of IIG. Effective January 1, 2019, in conjunction with the merger of IIG into the Company, participants of the IIG Plan became participants of the Plan and all assets and liabilities of the IIG Plan were transferred to participant accounts in the Plan. IIG employees that were fully vested under the IIG Plan retain their vesting status as participants of the Plan. Accordingly, there was a transfer of investments from the IIG Plan on January 1, 2019 to the Plan of approximately $14.3 million including notes receivable from participants of approximately $540,000.

In addition, the Plan was restated effective January 1, 2019 to incorporate prior amendments and changes associated with the IIG Plan merger and to make certain changes related to hardships withdrawals.

******

SUPPLEMENTAL SCHEDULES

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

EIN 84-0856796

Plan Number: 005

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2018

		(b)	Description of Investment, Including Maturity Date,
(a)	Identity of Issuer, Borrower,		Rate of Interest, Collateral,			(d)	Current
	Lessor, or Similar Party		Par, or Maturity Value	(c)	Cost		Value
	* Various plan participants		Notes receivable from participants (maturing through 2044 at interest rates of 4.25%–10.50%)		**		$9,784,564

*	Exempt party-in-interest (Note 6).

**	Cost information is not required for participant-directed investments and, therefore, is not included.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

EIN 84-0856796

Plan Number: 005

FORM 5500, SCHEDULE H, PART IV, QUESTION 4a — SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS FOR THE YEAR ENDED DECEMBER 31, 2018

	Total that Constitute Nonexempt Prohibited Transactions			Total Fully
Participant Contributions Transferred Late to the Plan	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Corrected thru VFCP	Corrected Under VFCP and PTE 2002-51
Check here if late participant loan contributions are included X
Certain participant contributions for employees were not timely funded as prescribed by D.O.L. Regulation 2510.3-102. The various 2018 participant contributions were deposited on various dates in 2018.	$ -	$140,580	$ -	$ -